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                                                                Exhibit (a)(5)

                                 RB ASSET, INC.


                                Offer To Exchange
               Increasing Rate Junior Subordinated Notes due 2006
                          for Any and All Shares of its
             15% Non-Cumulative Perpetual Preferred Stock, Series A


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THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, DECEMBER 24,
1998, UNLESS EXTENDED (THE "EXPIRATION DATE"). TENDERS MAY BE WITHDRAWN PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE OR, UNLESS PREVIOUSLY ACCEPTED, ON OR AFTER JANUARY 25, 1999.
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                                                              November 25, 1998

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

         RB Asset, Inc. (the "Company") is offering (the "Exchange Offer"), upon the terms and subject to the conditions set forth in the enclosed Offering Circular, dated November 25, 1998 (the "Offering Circular"), and the enclosed Letter of Transmittal (the "Letter of Transmittal") to exchange $25.94 principal amount of the Company's Increasing Rate Junior Subordinated Notes due 2006 (the "Subordinated Notes") for each share of the Company's 15% Non-Cumulative Perpetual Preferred Stock, Series A, par value $1.00 (the "Series A Preferred Stock"). The Company will accept for exchange any and all shares of Series A Preferred Stock properly tendered according to the terms of the Offering Circular and the Letter of Transmittal. Consummation of the Exchange Offer is subject to a number of conditions described in the Offering Circular.

         For your information and for forwarding to your clients for whom you hold Series A Preferred Stock registered in your name or in the name of your nominee, or who hold such shares registered in their own names, we are enclosing the following documents:

         1.       The Offering Circular;

         2. The Letter of Transmittal to be used by holders of Series A Preferred Stock, for your use in tendering Series A Preferred Stock pursuant to the Exchange Offer and for the information of your clients (facsimile copies of the Letter of Transmittal may be used to tender Series A Preferred Stock);

         3. A form of letter which may be sent to your clients for whose accounts you hold Series A Preferred Stock registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

         4. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9;

         5. A return envelope addressed to American Stock Transfer & Trust Company, the ("Exchange Agent"); and

         6. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for shares of Series A Preferred Stock are not immediately available or if time will not permit all required documents to reach the Exchange Agent by the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis.

         Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), the Company will accept for exchange and exchange for all shares of Series A Preferred Stock which are validly tendered prior to the Expiration Date and not theretofore properly withdrawn when, as and if the Company gives oral or written notice to the Exchange Agent of the Company's acceptance of such shares of Series A Preferred Stock for exchange pursuant to the Exchange Offer. Exchange for shares of Series A Preferred Stock exchanged pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of certificates of such Series A Preferred Stock, or timely confirmation of a book-entry transfer of such Series A Preferred Stock into the Exchange Agent's account at the Depository Trust Company pursuant to the procedures described in "The Exchange Offer--Procedures for Tendering Shares--Book Entry Transfer" of the Offering Circular, a Letter of Transmittal (or facsimile

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thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offering Circular), and any other required documents.

         The Company will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of shares of Series A Preferred Stock pursuant to the Exchange Offer. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid all stock transfer taxes, if any, payable on the transfer and exchange of Series A Preferred Stock to it or its order, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

         YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, DECEMBER 24, 1998 UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE COMPANY (THE "EXPIRATION DATE"). SERIES A PREFERRED STOCK MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE AND THEREAFTER, UNLESS THERETOFORE ACCEPTED FOR EXCHANGE, ON OR AFTER JANUARY 25, 1998.

         In order to take advantage of the Exchange Offer, a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, and any other required documents, should be sent to the Exchange Agent, and certificates representing the tendered shares of Series A Preferred Stock should be delivered or such shares of Series A Preferred Stock should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and the Offering Circular.

         If holders of shares of Series A Preferred Stock wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Exchange Offer, a tender may be effected by following the guaranteed delivery procedures specified in the "The Exchange Offer--Procedures for Tendering Shares--Guaranteed Delivery" of the Offering Circular.

         Any inquiries you may have with respect to the Exchange Offer should be addressed to MacKenzie Partners, Inc. (the "Information Agent"), at their address and telephone number set forth on the back cover page of the Offering Circular. Additional copies of the enclosed materials may be obtained from the Information Agent.


                                                  Very truly yours,


                                                  RB Asset, Inc.



NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY, THE EXCHANGE AGENT, THE INFORMATION AGENT, OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAIN THEREIN.